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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2002 with respect to the consolidated financial statements of Newcastle Investment Holdings Corp., (formerly Newcastle Investment Corp. and prior to that Fortress Investment Corp.) and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and the balance sheet of Newcastle Investment Corp. at June 6, 2002 included in the Prospectus of Newcastle Investment Corp. that is made a part of the Amendment #1 of the Registration Statement on Form S-11 dated July 22, 2002 of Newcastle Investment Corp. for the registration of 8,050,000 shares of common stock.

                                          Ernst & Young LLP

New York, New York
July 22, 2002